Exhibit 99.1

NEORX AND THE UNIVERSITY OF MISSOURI-COLUMBIA RESEARCH REACTOR
CENTER (MURR) ENTER INTO HOLMIUM-166 SUPPLY AGREEMENT

Seattle, March 22, 2004 — NeoRx Corporation (NASDAQ: NERX), a cancer therapeutics development company, today announced that it has executed an agreement with The University of Missouri-Columbia Research Reactor Center (MURR), under which MURR will manufacture and supply to NeoRx the radioisotope holmium-166 for NeoRx’s phase III clinical trial of STR™ (Skeletal Targeted Radiotherapy).  Financial terms of the agreement were not disclosed.

NeoRx uses holmium-166 in the formulation of STR, its lead cancer therapeutic candidate, at its radiopharmaceutical manufacturing facility in Denton, Texas.  The Company expects to announce in the next few weeks that it has opened a phase III clinical trial of STR to enrollment of patients with primary refractory multiple myeloma.  MURR also supplied holmium-166 to NeoRx for its earlier clinical trials of STR.

 “This agreement with MURR marks the continuation of a long and successful relationship between our two organizations, and provides NeoRx a reliable source of holmium for production of STR for the phase III registration trial,” said Jack L. Bowman, Chairman and CEO of NeoRx.  “We have re-staffed our manufacturing plant in Denton and resumed manufacture of STR, in preparation for starting the trial in the near future.”

NeoRx is developing STR for use with high-dose chemotherapy and autologous stem cell transplantation to treat multiple myeloma and other cancers that arise in or spread to the bone and bone marrow.  STR is composed of a bone-targeting molecule, DOTMP, complexed with the beta-emitting radioisotope holmium-166.  When injected into a patient’s bloodstream, STR binds rapidly and exclusively to bone mineral, bringing holmium-166 in direct proximity to the bone marrow to destroy cancer cells.  STR that does not bind to bone is rapidly eliminated by the kidneys shortly after administration.  The high-energy and relatively long path-length of the beta particles emitted by holmium-166 allow optimal penetration and uniform irradiation of marrow and bone disease sites. The short half-life of holmium-166 allows treatment on an out-patient basis, and minimizes the time required between STR administration and stem cell transplantation, which is performed to restore bone marrow function after treatment with STR and high-dose chemotherapy.

NeoRx is a cancer therapeutics development company with headquarters in Seattle, WA and manufacturing facilities in Denton, TX.  The Company’s lead therapeutic candidate, STR, is entering a phase III clinical trial in multiple myeloma, a cancer of the bone marrow.

The University of Missouri-Columbia Research Reactor Center (MURR) is the premier university research reactor in the United States.  MURR provides quality nuclear products and services in a global community, including chemical analysis, materials analysis, commercial isotopes, cGMP radiopharmaceuticals, and research isotopes and radiochemicals.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include conditions in the capital markets in general and in the life science sector in particular, specifically those that may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the availability of clinical materials from third-party suppliers, NeoRx’s ability to manufacture STR in a timely and cost-effective manner and commercialize products and other risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2003. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events

NeoRx and STR are trademarks or registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2004 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation	Lippert/Heilshorn & Associates, Inc.
Melinda G. Kile	Jody Cain (jcain@lhai.com)
Vice President, Finance	Bruce Voss (bvoss@lhai.com)
206-286-2501	310-691-7100